Exhibit 99.1


                                                            November 6, 2003

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt (212) 460-1900

             LEUCADIA NATIONAL CORPORATION ANNOUNCES RESULTS OF ITS
              EXCHANGE OFFER FOR WILTEL COMMUNICATIONS GROUP, INC.


Leucadia National Corporation (LUK - NYSE and PCX) announced today that, pursuant to its offer to exchange each share of common stock of WilTel Communications Group, Inc. (WTEL - Nasdaq) for 0.4242 of a Leucadia common share and one Contingent Sale Right, Leucadia has accepted for exchange all shares of WilTel common stock tendered and not withdrawn as of the 5:00 p.m., New York City time, November 5, 2003 expiration of the offer. Based on preliminary information from the exchange agent for the offer, as of the expiration of the offer 23,547,423 shares of WilTel common stock had been tendered, which, together with the 23,700,000 WilTel shares already owned by Leucadia, represents approximately 94.5% of the outstanding shares of WilTel common stock. The shares tendered also represent approximately 89.5% of the WilTel common stock not already beneficially owned by Leucadia, thereby satisfying the exchange offer condition that more than 50% of the WilTel common stock not already beneficially owned by Leucadia be tendered.

In order to complete the acquisition, Leucadia expects to consummate the merger of WilTel with a wholly-owned subsidiary of Leucadia within the next few days, whereupon WilTel will become a wholly-owned subsidiary of Leucadia. As a result of the merger (and subject to appraisal rights to the extent available under applicable law), each outstanding share of WilTel not tendered in the exchange offer will be converted into the right to receive the same consideration per share as is paid in the exchange offer. Based upon the preliminary results of the offer, Leucadia expects to issue approximately 9,988,817 Leucadia common shares in exchange for the 23,547,423 shares of WilTel common stock tendered and, assuming no appraisal rights are exercised, Leucadia expects to issue an additional approximately 1,167,643 Leucadia common shares in connection with the merger.

This news release may contain "forward-looking statements" as defined by federal law. Although Leucadia believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Leucadia assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Additional information that could lead to material changes in performance is contained in filings with the SEC made by Leucadia.